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Exhibit 23.4

Consent of IBISWorld Inc.

        Reference is made to the Form S-1 registration statement, including any amendments or supplements thereto (the "Registration Statement") relating to the initial public offering of Class A Common Stock of Focus Financial Partners Inc. (the "Company"). We hereby consent to be named in the Registration Statement as the source for the factual information and projections included on Exhibit A hereto.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

IBISWorld Inc.
By:	/s/ NEIL RICHARDS
	Name:	Neil Richards
	Title:	Vice President
October 22, 2015 New York, NY

Exhibit A

        Certain information contained in "Prospectus Summary" and "Business" is based on studies, analyses and surveys prepared by . . . IBISWorld Inc. and other third-party sources.

        The Financial Planning and Advice market in the United States, as defined by an IBISWorld report dated April 2015, is estimated to have a total revenue pool of $38.5 billion in 2015, up from $26.8 billion in 2010. Furthermore, the total revenue pool for the Financial Planning and Advice market is expected to reach $45.0 billion by 2020.

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  Exhibit 23.4
Consent of IBISWorld Inc.